Exhibit 10.7(a)

CATTLE PURCHASE AND SALE AGREEMENT

BETWEEN

NATIONAL BEEF PACKING COMPANY, LLC

AND

U.S. PREMIUM BEEF, LLC

THIS CATTLE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the              day of                                       , 2009, by and between NATIONAL BEEF PACKING COMPANY, LLC, a Delaware limited liability company (“National Beef”), and U.S. PREMIUM BEEF, LLC, a Delaware limited liability company (“USPB”).  National Beef and USPB are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            USPB members are engaged in the production and marketing of cattle;

B.            National Beef is engaged in the business of purchasing and processing cattle and marketing beef and related products (the “Beef Business”); and

C.            National Beef desires to purchase cattle from USPB members, and USPB members desire to sell and deliver cattle to National Beef, on the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1.             PURCHASE/SALE OF CATTLE.

(a)           Purchase through USPB.  Subject to the terms and conditions in this Agreement and during the term of this Agreement, National Beef shall purchase through USPB from its members, and USPB shall cause to be sold and delivered from its members to National Beef, on an annual basis, a base amount of 735,385 (plus or minus ten percent (10%)) head of cattle per year.

(b)           Additional Cattle Delivery Rights.  National Beef agrees to discuss terms and conditions for USPB to increase cattle delivery rights through cattle producers who would deliver to National Beef processing (slaughter) facilities, at current and future locations.  If National Beef acquires or develops new processing (slaughter) facilities, then USPB shall have a first right to provide cattle to those facilities at the same proportion as provided to the existing facilities as of the effective date of this Agreement.

(c)           Scheduling.  Delivery schedules shall be determined by National Beef on a reasonable basis, consistent with all other provisions of this Agreement, taking into account operational practicalities.  Delivery will be to National Beef’s beef processing facilities located in the United States in the traditional areas where USPB members have or are delivering cattle to National Beef processing facilities.  Upon receipt of a request by National Beef, USPB will forecast USPB’s anticipated deliveries thirty (30) days in advance of any scheduled deliveries to National Beef.

2.             PURCHASE PRICE OF CATTLE.

(a)           Grid Pricing Criteria.  The purchase price for cattle purchased by National Beef under this Agreement shall be an amount determined pursuant to National Beef’s pricing grid for cattle to be delivered through USPB by USPB members, as the pricing grid may be modified or supplemented from time to time through mutual agreement by National Beef and USPB (Provided that the pricing grid shall at all times be no less favorable than any other pricing grid being utilized by National Beef and is competitive with National Beef’s major competitors for purchase of cattle. “Competitive with National Beef’s major competitors” means the pricing grid is competitive with the best pricing grids offered by any two or more competitors.).  For purposes of the pricing grid, National Beef shall grade beef derived from cattle purchased under this Agreement in accordance with standard industry practice.  An example of grid pricing is given on Exhibit A.

(b)           Carcass Data.  National Beef shall provide USPB carcass data on all cattle delivered by USPB members to National Beef in a manner similar to the customary information provided by National to USPB, an example of which is in Exhibit B, or as otherwise agreed to by the Parties.

3.             PAYMENT OF PURCHASE PRICE.  Cattle purchased under this Agreement from USPB members shall be paid for by National Beef on a finish and grade basis consistent with standard industry practice, or on any other basis that is consistent with any other standard industry practice utilized by National Beef with respect to cattle purchased from third parties, and shall in any event be in accordance with applicable law.

4.             CATTLE QUALITY.  For purposes of this Agreement, USPB agrees that USPB members will not deliver to National Beef any cattle that have been condemned by the United States Department of Agriculture or any other regulatory authority over the Beef Business.

5.             PERMITS.  USPB members shall provide National Beef with all permits necessary to qualify cattle for interstate shipment, if applicable, in the same manner as required for other cattle purchased by National Beef.  Each Party otherwise covenants with the other Party to perform the party’s obligations under this Agreement in accordance with all applicable laws.

6.             WEIGHING AND TRANSPORTATION.  All cattle purchased by National Beef from USPB under this Agreement shall be weighed and transported according to standard industry practice and on the same basis as other cattle purchased by National Beef (or as otherwise mutually determined by the Parties through the pricing grid determination process).

7.             TERM OF AGREEMENT.  The term of this Agreement shall commence on the date first written above and shall continue so long as USPB holds an ownership interest in National Beef, subject to the following:

(1)           if there is a material breach of any agreement or covenant of USPB contained in this Agreement, National Beef may give written notice of the breach to USPB and, if the breach is not cured within a period (“USPB’s Cure Period”) of thirty (30) days following the notice of breach by National Beef to USPB, National Beef shall have the right to terminate all rights of USPB under this Agreement upon written termination notice to USPB within thirty (30) days following USPB’s Cure Period, provided, however, if the breach is related to a shortage in the number of cattle delivered by USPB and its members to National in a given year, then USPB shall have the right to make up delivery shortages by increasing cattle deliveries on a prorated basis equal to 10% of the annual deliveries per month until the shortage in deliveries is made up.  National Beef must continue to purchase and pay for cattle as provided in this Agreement that are delivered by USPB members to National Beef for a period of six (6) months following any notice of termination given under this Section 7(1);

(2)           if there is a material breach of any agreement or covenant of National Beef contained in this Agreement with respect to USPB, and delivery of cattle by USPB members to National Beef or failure of National Beef to receive the cattle, USPB may give written notice of the breach to National Beef and, if the breach is not cured within a period (“National Beef Cure Period”) of thirty (30) days following the notice of breach by USPB to National Beef or, in the case of a failure of National Beef to make a payment to USPB or USPB members, ten (10) days following the notice of breach by USPB to National Beef, then USPB shall have the right to terminate all obligations of USPB and its members under this Agreement upon notice to National Beef, provided that the notice of termination is given by USPB to National Beef within thirty (30) days following the National Beef Cure Period.  USPB shall cause its members to continue to deliver cattle to National Beef for a period of six (6) months following the termination if the USPB members are paid as provided in this Agreement for the cattle delivered;

(3)           if National Beef, Inc. (“NBI”) is no longer acting as the sole manager of National Beef or there is a change in control of NBI or National Beef such that (i) the number of directors of NBI designated by USPB pursuant to any stockholders agreement or other agreement or arrangement no longer constitutes a majority of the Board of Directors of NBI, (ii) NBI and any parties who are members of National Beef as of the date of this Agreement do not collectively own more than 50% of the membership interests of National Beef,  or (iii) National Beef is not the controlling owner of any of the processing facilities where USPB members deliver cattle under this Agreement, then USPB may terminate this Agreement by providing written notice to National Beef.  USPB shall cause its members to continue to deliver cattle to National Beef for a period of six (6) months following the termination if the USPB members are paid as provided in this Agreement for the cattle delivered;

(4)           if, at any time after this Agreement has been in effect USPB divests completely of its ownership interest in National Beef, this Agreement shall terminate; provided, however, that the Parties may agree in writing to continue this Agreement under mutually acceptable terms.  USPB shall cause its members to continue to deliver cattle to National Beef for a period of six (6) months following a termination under this Section 7(4) if the USPB members are paid as provided in this Agreement for the cattle delivered; and

(5)           notwithstanding the foregoing clauses (1), (2), (3) and (4), the obligation to purchase and pay for cattle and the obligation to deliver cattle under this Section 7, and rights of either Party to collect applicable damages and to exercise its remedies for failure to purchase and deliver cattle as provided under this Agreement, shall survive any termination of this Agreement.

8.             WARRANTIES.  USPB MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED TO NATIONAL BEEF OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SPECIFICALLY MAKES NO WARRANTY AS TO ANY SPECIFIC GRADE OF BEEF TO BE DERIVED FROM ANY CATTLE SOLD UNDER THIS AGREEMENT, AND DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

9.             DISPUTE RESOLUTION.  Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the interpretation, performance or non-performance of this Agreement (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Missouri in accordance with the then-existing American Arbitration Association Rules and Procedures for commercial arbitration.  If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment.  The arbitrator shall be a lawyer admitted to the practice of law in the State of Missouri and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

10.          REMEDIES.  If either Party is in default under this Agreement, the other Party may exercise any and all rights and remedies available to the Party under this Agreement, under any applicable Uniform Commercial Code, or otherwise at law or in equity.  Notwithstanding other provisions of this Section, if a force majeure event occurs precluding National Beef from receiving and/or processing cattle, National Beef must still purchase cattle from USPB and its members as provided under this Agreement.  Cattle available for delivery from USPB and its members to a plant during a force majeure event are defined as “Force Majeure Cattle.”  Notwithstanding the foregoing National Beef shall have no obligation to purchase Force Majeure Cattle unless the logistics and financial components of purchasing the Force Majeure Cattle (such as delivery to another plant within a reasonable distance to the plant affected by the force majeure event) would be substantially the same to National Beef as they would have been without the occurrence of the force majeure event.  National Beef shall notify USPB in writing if National Beef will not purchase Force Majeure Cattle and take delivery at a plant with a force majeure event and must offer to purchase the Force Majeure Cattle with pricing adjustments to compensate National Beef for the actual additional costs to purchase the Force Majeure Cattle over the purchase of the Force Majeure Cattle if the force majeure event had not occurred.

11.          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, five (5) days after mailed by certified mail with postage paid and return receipt requested, or sent by facsimile transmission to the parties at the following addresses and facsimile numbers (or at another address or facsimile number for a Party as the Party shall designate in a notice given pursuant to this Section):

(a)           If to National Beef, to:

Chief Executive Officer

National Beef Packing Company, LLC

P.O. Box 20046

Kansas City, MO  64195-0046

With a copy to:

General Counsel

National Beef Packing Company, LLC

P.O. Box 20046

Kansas City, MO  64195-0046

(b)           If to USPB, to:

Steven D. Hunt, CEO

U.S. Premium Beef, LLC

P.O. Box 20103

Kansas City, MO  64195

Facsimile:  (816) 713-8810

with a copy to:

Stoel Rives LLP

Attn:  Mark J. Hanson

33 South Sixth Street

Suite 4200

Minneapolis, MN 55402

Facsimile:  (612) 373-8881

12.          ENTIRE AGREEMENT.  This Agreement contains all of the terms agreed upon by the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements of the Parties or their predecessors in interest as to the subject matter of this Agreement.  This Agreement may not be modified except in writing, signed by the Parties hereto, that specifically references this Agreement.

13.          ASSIGNMENT.  This Agreement may not be assigned by any Party without prior written consent of the other Party.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, legal representatives, successors, and permitted assigns. Notwithstanding the foregoing, Beef Co may assign this agreement to any wholly owned subsidiary or affiliate without any prior written consent.

14.          CONSTRUCTION.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas.  The Parties agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the              day of                                     , 2009, to be effective as of the closing of the transactions under the [S-1 of NBP, Inc.].

NATIONAL BEEF PACKING COMPANY, LLC

By
Title:

U.S. PREMIUM BEEF, LLC

By
Title: